Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 Nos. 333-122855, 333-131883, 333-143335, 333-149189, 333-159036, 333-162539, 333-173935, 333-184879, 333-192133, 333-200444 and 333-208143 and Form S-8 Nos. 333-126567 and 333-192134) of Twenty-First Century Fox, Inc. of our reports dated August 10, 2016, with respect to the consolidated financial statements of Twenty-First Century Fox, Inc., and the effectiveness of internal control over financial reporting of Twenty-First Century Fox, Inc., included in this Annual Report (Form 10-K) of Twenty-First Century Fox, Inc. for the year ended June 30, 2016.

/s/ Ernst & Young LLP

New York, New York

August 10, 2016